UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Sirius Satellite Radio Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 24, 2007

To our Stockholders:

You are cordially invited to attend our Annual Meeting of Stockholders, which will be held on Thursday, May 24, 2007, at 9:00 a.m., New York City time, in The Auditorium at The Equitable Center, 787 Seventh Avenue, New York, New York 10019. The annual meeting is being held to:

1.	Elect eight directors.

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accountants for 2007.

3.	Transact any other business that may properly come before the meeting and any adjournments thereof.

Only stockholders of record at the close of business on April 5, 2007 are entitled to vote at the annual meeting. A list of stockholders entitled to vote will be available for examination for the ten days prior to the annual meeting, between the hours of 9:00 a.m. and 4:00 p.m., New York City time, at our offices at 1221 Avenue of the Americas, 36th Floor, New York, New York 10020.

Whether or not you expect to attend in person, we urge you to vote your shares via the Internet, by phone, or by signing, dating, and returning the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. If you wish to vote your shares by mail, an addressed envelope for which no postage is required if mailed in the United States is enclosed.

Voting over the Internet or by telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help us reduce postage and proxy tabulation costs. Please do not return the enclosed paper ballot if you are voting over the Internet or by telephone.

Instead of receiving future copies of our proxy statement and annual report materials by mail, most stockholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to you and will also give you an electronic link to the proxy voting site. Please see page 2 (“How can I access the proxy materials and annual report on the Internet?”) of this proxy statement for instructions on receiving your materials by e-mail.

If You Plan to Attend

Please note that space limitations make it necessary to limit attendance to stockholders. Admission to the meeting will be on a first-come, first-served basis. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date to enter the meeting. Cameras, recording devices and other electronic equipment will not be permitted in the meeting.

By Order of the Board of Directors,
Patrick L. Donnelly
Executive Vice President,
General Counsel and Secretary

New York, New York
April 23, 2007

SIRIUS SATELLITE RADIO INC.

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of stockholders of Sirius Satellite Radio Inc. to be held on Thursday, May 24, 2007, beginning at 9:00 a.m., New York City time, in The Auditorium at The Equitable Center, 787 Seventh Avenue, New York, New York 10019, and at any postponements or adjournments thereof. This proxy statement and the accompanying proxy card is being mailed to stockholders on or about April 23, 2007.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2006 as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any stockholder upon written request to Sirius Satellite Radio Inc., Attention: Corporate Secretary, 1221 Avenue of the Americas, 36th Floor, New York, New York 10020.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will elect eight directors to our board (Leon D. Black, Joseph P. Clayton, Lawrence F. Gilberti, James P. Holden, Mel Karmazin, Warren N. Lieberfarb, Michael J. McGuiness and James F. Mooney) and be asked to ratify the appointment of Ernst & Young LLP as our independent registered public accountants for 2007. In addition, management will report on its 2006 performance and respond to questions from stockholders.

Who is entitled to vote?

Only stockholders of record at the close of business on April 5, 2007, the record date for the meeting, are entitled to receive notice of and to participate at the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

What are the voting rights of the holders of SIRIUS common stock?

Each outstanding share of our common stock is entitled to one vote on each matter considered at the meeting.

Who can attend the annual meeting?

Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:30 a.m., New York City time.

If you are a registered stockholder (that is, if you hold your stock in certificate form or participate in the Sirius Satellite Radio Inc. 401(k) Savings Plan), an admission ticket is enclosed with your proxy card. If you wish to attend the annual meeting, please vote your proxy but keep the admission ticket and bring it with you to the annual meeting.

If your shares are held in “street name” (that is, through a bank, broker or other holder of record) and you wish to attend the annual meeting, you need to bring a copy of a bank or brokerage statement to the annual meeting reflecting your stock ownership as of the record date.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 1,461,121,652 shares of our common stock were outstanding.

Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

How do I vote?

Stockholders of record can vote as follows:

•	Via the Internet: Stockholders may vote through the Internet at www.proxypush.com/siri by following the instructions included with your proxy card.

•	By Telephone: Stockholders may vote by telephone (1-866-785-4033) by following the instructions included with your proxy card.

•	By Mail: Stockholders may sign, date and return their proxy cards in the pre-addressed, postage-paid envelope that is provided.

•	At the Meeting: If you attend the annual meeting, you may vote in person by ballot, even if you have previously returned a proxy card.

If your shares are held in “street name”, through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I vote by telephone or electronically?

If your shares are held in “street name”, please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. The deadline for voting by telephone or electronically is 5:00 p.m., New York City time, on Wednesday, May 23, 2007.

If you are a registered stockholder (that is, if you hold your stock in certificate form or participate in the Sirius Satellite Radio Inc. 401(k) Savings Plan), you may vote by telephone (1-866-785-4033), or electronically through the Internet at www.proxypush.com/siri, by following the instructions included with your proxy card.

How can I access the proxy materials and annual report on the Internet?

This proxy statement and our annual report are available on our website at www.sirius.com. Instead of receiving future copies of our proxy statement and annual report materials by mail, most stockholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to you and will also give you an electronic link to the proxy voting site.

Registered Stockholders: If you vote on the Internet at www.proxypush.com/siri simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going directly to www.giveconsent.com/siri and following the enrollment instructions.

Beneficial Owners: If your shares are held in “street name”, through a broker, bank or other nominee, you also may have the opportunity to receive copies of these documents electronically. You may enroll in the electronic proxy delivery service at any time in the future by going directly to http://enroll.icsdelivery.com/siri and following the enrollment instructions. Please check the information provided in the proxy materials mailed to you by your bank or other holder of record regarding the availability of this service.

What is householding?

As permitted by the Securities Exchange Act of 1934, as amended, only one copy of this proxy statement and our annual report is being delivered to stockholders residing at the same address, unless the stockholders have notified us of their desire to receive multiple copies of our proxy statement. This is known as householding.

We will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for this year or future years should be directed to: Sirius Satellite Radio Inc., Attention: Corporate Secretary, 1221 Avenue of the Americas, 36th Floor, New York, New York 10020.

Stockholders of record residing at the same address and currently receiving multiple copies of this proxy statement may contact our Corporate Secretary to request that only a single copy of our proxy statement be mailed in the future.

Can I change my vote?

Yes. You may change your vote at any time before your shares are voted at the annual meeting by:

•	Notifying our Corporate Secretary, Patrick L. Donnelly, in writing at Sirius Satellite Radio Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020 that you are revoking your proxy; or

•	Executing and delivering a later dated proxy card or submitting a later dated vote by telephone or the internet; or

•	Voting in person at the annual meeting.

However, if you have shares held through a brokerage firm, bank or other custodian, you may revoke your instructions only by informing the custodian in accordance with any procedures it has established.

What vote is required to approve each item?

The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. An affirmative vote of a majority of all the votes cast is needed to ratify the appointment of Ernst & Young LLP as our independent registered public accountants.

Who will count the votes?

A representative of The Bank of New York, our transfer agent, will tabulate the votes and act as inspector of election.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. We are soliciting your vote so that all shares of our common stock may be voted at the annual meeting.

Who am I designating as my proxy?

You will be designating Patrick L. Donnelly, our Executive Vice President, General Counsel and Secretary, and Ruth A. Ziegler, our Deputy General Counsel, as your proxies. However, you may appoint a person (who need not be a stockholder) other than Patrick L. Donnelly and Ruth A. Ziegler to represent you at the meeting by completing another proper proxy.

How will my proxy vote my shares?

Your proxy will vote according to your instructions. If you complete your proxy card but do not indicate your vote on one or all of the business matters, your proxy will vote “FOR” these items. Also, your proxy is authorized to vote on any other business that properly comes before the annual meeting in accordance with the recommendation of our board of directors.

What happens if a nominee for director is unable to serve as a director?

If any of the nominees becomes unavailable for election, which we do not expect, votes will be cast for such substitute nominee or nominees as may be designated by our board of directors, unless our board of directors reduces the number of directors on our board.

Who is soliciting my proxy, and who will pay the costs of the solicitation?

SIRIUS is soliciting your proxy. The cost of soliciting proxies will be borne by SIRIUS, which has engaged MacKenzie Partners, Inc. to assist in the distribution and solicitation of proxies. We have agreed to pay MacKenzie $10,000 plus reimburse the firm for its reasonable out-of-pocket expenses. SIRIUS will also reimburse brokerage firms, banks and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you. Our directors, officers and employees may solicit proxies on our behalf by telephone or in writing.

When, and how, do I submit a proposal for next year’s annual meeting of stockholders?

To be eligible for inclusion in our proxy statement and form of proxy for next year’s annual meeting, stockholder proposals must be submitted in writing by the close of business on December 24, 2007 to Patrick L. Donnelly, Executive Vice President, General Counsel and Secretary, Sirius Satellite Radio Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020.

If any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) is instead sought to be presented directly at next year’s annual meeting, the proxies may vote in their discretion if (a) we receive notice of the proposal before the close of business on March 9, 2008 and advise stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter or (b) we do not receive notice of the proposal prior to the close of business on March 9, 2008. Notices of intention to present proposals at next year’s annual meeting should be addressed to Patrick L. Donnelly, Executive Vice President, General Counsel and Secretary, Sirius Satellite Radio Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020.

STOCK OWNERSHIP

Who are the principal owners of SIRIUS’ common stock?

The following table sets forth information regarding beneficial ownership of our common stock as of February 28, 2007 by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock. In general, “beneficial ownership” includes those shares a person has the power to vote or transfer, and options to acquire our common stock that are exercisable currently or become exercisable within 60 days. We believe that the beneficial owners of the common stock listed below, based on information furnished by these owners, have sole investment and voting power with respect to these shares.

	Shares Beneficially
	Owned as of
Name and Address of Beneficial	February 28, 2007
Owner of Common Stock	Number	Percent

Apollo Investment Fund IV, L.P.(1)	95,707,857	6.6%
Apollo Overseas Partners IV, L.P.
Two Manhattanville Road Purchase, New York 10577

(1)	This information is based upon an amendment to Schedule 13D filed by Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P. and Apollo Advisors IV, L.P. on November 23, 2005.

How much stock do the directors and executive officers of SIRIUS own?

The following table shows the number of shares of common stock beneficially owned by each of our directors, our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers as of February 28, 2007. The table also shows common stock beneficially owned by all of our directors and executive officers as a group as of February 28, 2007.

			Shares
Name of	Number of Shares	Percent	Acquirable
Beneficial Owner	Beneficially Owned(1)	of Class	within 60 days

Leon D. Black(2)	71,793	*	—
Joseph P. Clayton(3)	8,800,785	*	—
Lawrence F. Gilberti	201,078	*	—
James P. Holden	205,040	*	—
Warren N. Lieberfarb	109,765	*	—
Michael J. McGuiness	103,140	*	—
James F. Mooney(4)	125,538	*	—
Mel Karmazin	18,515,371	1.3%	—
Scott A. Greenstein	3,547,420	*	450,000
James E. Meyer	2,350,768	*	—
Patrick L. Donnelly	2,003,015	*	—
David J. Frear(5)	1,916,060	*	—
All Executive Officers and Directors as a Group (12 persons)(6)	37,949,773	2.6%	450,000

*	Less than 1% of our outstanding shares of common stock.

(1)	These amounts include shares of common stock, restricted shares of common stock and restricted stock units which the individuals hold and shares of common stock they have a right to acquire within the next 60 days through the exercise of stock options as shown in the last column. Also included are the shares of common stock acquired under our 401(k) savings plan as of February 28, 2007: Mr. Karmazin — 15,371 shares; Mr. Greenstein — 7,795 shares; Mr. Meyer — 6,894 shares; Mr. Donnelly — 5,038 shares; and Mr. Frear — 11,638 shares.

(2)	Mr. Black is the founding partner of Apollo Management, L.P., an affiliate of Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. The number of shares shown in the table includes shares that Mr. Black owns directly. Mr. Black disclaims beneficial ownership of shares owned by Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P.

(3)	Includes 10,000 shares held by a partnership.

(4)	Includes 9,100 shares held as custodian for a child.

(5)	Includes 1,900 shares held by spouse.

(6)	Does not include 20,576,999 shares issuable under stock options that are not exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of our common stock to file reports of ownership of our common stock and changes in such ownership with the Securities and Exchange Commission, or the SEC. Based on our records and other information, we believe that all Section 16(a) forms required to be filed during 2006 were filed on a timely basis and in compliance with the requirements of Section 16(a).

GOVERNANCE OF THE COMPANY

What are the responsibilities of the board of directors?

The business and affairs of SIRIUS are managed by or under the direction of our board of directors. Our board reviews and ratifies senior management selection and compensation, monitors overall corporate performance and ensures the integrity of our financial controls. Our board of directors also oversees our strategic and business planning processes.

What are the current committees of the board of directors and who are the members of these committees?

Our board of directors maintains an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

A copy of the charters for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are available on our website at www.sirius.com.

The following table shows the current members and chairman of each committee, the number of committee meetings held during 2006 and the principal functions performed by each committee:

Committee	Functions
Audit Number of Meetings: 9 Members: James P. Holden Michael J. McGuiness James F. Mooney*
• Selects our independent registered public accounting firm
• Reviews reports of our independent registered public accounting firm
• Reviews and approves the scope and cost of all services, including all non-audit services, provided by the firm selected to conduct the audit
• Monitors the effectiveness of the audit process
• Reviews adequacy of financial and operating controls
• Monitors corporate compliance program

Compensation Number of Meetings: 3 Members: Leon D. Black Lawrence F. Gilberti* Warren N. Lieberfarb	• Reviews our executive compensation policies and strategies • Oversees and evaluates our overall compensation structure and programs
Nominating and Corporate Governance Number of Meetings: 4 Members: Leon D. Black Lawrence F. Gilberti James P. Holden* Warren N. Lieberfarb Michael J. McGuiness James F. Mooney
• Develops and implements policies and practices relating to corporate governance
• Reviews and monitors implementation of our policies and procedures
• Assists in developing criteria for open positions on the board of directors
• Reviews background information on potential candidates and makes recommendations to the board of directors
• Makes recommendations to the board of directors with respect to committee assignments

*	Chairman

How often are directors elected to the board?

All directors stand for election annually. Our board reaffirms its accountability to stockholders through this annual election process.

How are nominees for the board of directors selected?

Our Nominating and Corporate Governance Committee reviews possible candidates for the board and is responsible for overseeing matters of corporate governance, including the evaluation of performance and practices of the board of directors, the board’s committees, management succession plans and executive resources. The Nominating and Corporate Governance Committee considers suggestions from many sources, including stockholders, for possible directors. Such suggestions, together with appropriate biographical information, should be submitted to our Corporate Secretary, Sirius Satellite Radio Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020. Candidates who are suggested by our stockholders are evaluated by the Nominating and Corporate Governance Committee in the same manner as are other possible candidates. During 2006, our board of directors did not retain any third parties to assist in the process of identifying and evaluating potential nominees for our board of directors.

In its assessment of each potential candidate, including those recommended by stockholders, the Nominating and Corporate Governance Committee will take into account all factors it considers appropriate, which may include (a) ensuring that the board of directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as a “financial expert,” as that term is defined by the rules of the SEC), local or community ties and (b) minimum individual qualifications, including strength of character, mature judgment, familiarity with our business and related industries, independence of thought and an ability to work collegially. The Nominating and Corporate Committee also may consider the extent to which the candidate would fill a present need on the board of directors.. After conducting an initial evaluation of a candidate, the Nominating and Corporate Governance Committee will interview that candidate if it believes the candidate might be suitable to be a director and may also ask the candidate to meet with other directors and management. If the Nominating and Corporate Governance Committee believes a candidate would be a valuable addition to the board of directors, it will recommend to the full board that candidate’s election.

Who is the board’s chairman?

Joseph P. Clayton serves as chairman of our board of directors. The chairman of our board organizes the work of the board and ensures that the board has access to sufficient information to enable the board to carry out its functions, including monitoring the Company’s performance and the performance of management. In carrying out this role, the chairman, among other things, presides over meetings of the board of directors, establishes the agendas of each meeting of the board in consultation with our Chief Executive Officer, and oversees the distribution of information to directors.

How does the board determine which directors are considered independent?

Our board reviews the independence of our directors annually. The provisions of our Corporate Governance Guidelines regarding director independence meet, and in some areas exceed, the listing standards of the NASDAQ Global Select Market. A copy of the Guidelines is available on our website at www.sirius.com.

Pursuant to the Guidelines, the board undertook its annual review of director independence in April 2007. As part of this review, we reviewed written questionnaires submitted by each director. The questionnaires were designed to uncover transactions and relationships between each director and members of his immediate family and SIRIUS, other directors, members of our senior management and our affiliates.

As a result of this review, the board determined that all of the directors nominated for election at the annual meeting are independent of the Company and its management under the standards set forth in our Guidelines, with the exception of Mel Karmazin and Joseph P. Clayton. Mr. Karmazin is considered an inside director because of his employment as our Chief Executive Officer. Mr. Clayton is considered an inside director because of his prior employment as our Chief Executive Officer.

The board has also determined that all of the members of the Audit Committee are financially literate and meet the independence requirements mandated by the applicable NASDAQ listing standards, Section 10A(m)(3) of the Securities and Exchange Act of 1934 and our Guidelines. The board of directors has determined that all of the members of the Compensation Committee meet the independence requirements mandated by the applicable NASDAQ listing standards, the rules of the SEC and the Internal Revenue Service applicable to serving on the Compensation Committee and our Guidelines. The board of directors has determined that all of the members of the Nominating and Corporate Governance Committee meet the independence requirements mandated by the NASDAQ listing standards applicable to serving on the Nominating and Corporate Governance Committee and our Guidelines.

What are our policies and procedures for related party transactions?

We have adopted a written policy and written procedures for the review, approval and monitoring of transactions involving the Company and “related persons.” For the purposes of the policy, “related persons” include executive officers, directors and director nominees or their immediate family members, or stockholders owning five percent or greater of our outstanding common stock.

Our related person transaction policy requires:

•	that any transaction in which a related person has a material direct or indirect interest and which exceeds $120,000, such transaction referred to as a “related person” transaction, and any material amendment or modification to a related person transaction, be reviewed and approved or ratified by a committee of the board of directors composed solely of independent directors who are disinterested or by the disinterested members of the board of directors; and

•	that any employment relationship or transaction involving an executive officer and any related compensation must be approved by the Compensation Committee of the board of directors or recommended by the Compensation Committee to the board of directors for its approval.

In connection with the review and approval or ratification of a related person transaction, management must:

•	disclose to the committee or disinterested directors, as applicable, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•	advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

•	advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our SEC filings. To the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with SEC rules; and

•	advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002.

In addition, the related person transaction policy provides that the Compensation Committee, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, NASDAQ and Internal Revenue Code.

During 2006, we did not enter into any transactions with related persons that were subject to our related person transaction policy.

Who is the Audit Committee’s financial expert?

Our board of directors has determined that James F. Mooney, the chairman of the Audit Committee and a independent director, is qualified as an “audit committee financial expert” within the meaning of SEC regulations, and he has accounting and related financial management expertise within the meaning of the listing standards of the NASDAQ.

How often did the board meet during 2006?

During 2006, there were six meetings of our board of directors. Each director attended more than 75% of the total number of meetings of the board and meetings held by committees on which he served. Directors are encouraged to attend the annual meeting of stockholders. Messrs. Clayton, Gilberti, Holden and Karmazin attended and participated in our 2006 annual meeting of stockholders.

How are the directors compensated?

Directors who are also our employees do not receive any compensation for their services as directors. Currently, each member of our board of directors who is not employed by us receives an annual retainer of $80,000 payable in the following manner:

•	$24,000 in the form of cash, restricted stock units, options to purchase our common stock, or any combination thereof, at the election of the director; and

•	$56,000 in the form of restricted stock units, options to purchase our common stock, or any combination thereof, at the election of the director.

Any director who fails to attend at least 75% of the meetings of the board of directors in any given year, forfeits 25% of his or her compensation that is payable in cash. During 2006, all of our directors attended over 75% of the meetings of our board of directors.

Each director who serves as chair of a committee of the board of directors receives an additional payment of $20,000. These fees are payable in the form of cash, restricted stock units, options to purchase our common stock, or any combination thereof, at the election of the director.

All options to purchase common stock awarded to our directors vest over a four-year period, and all restricted stock units awarded to our directors vest on the date that is one year following the director’s resignation, retirement from the board of directors or failure to be re-elected for any reason whatsoever.

We also pay reasonable travel and accommodation expenses of directors in connection with their participation in meetings of the board of directors. For more information on the compensation of our directors, see “Executive Compensation — Director Compensation Table for 2006.”

Does the chairman of the board of directors receive more compensation than other directors?

On November 18, 2004, Joseph P. Clayton relinquished his role as our Chief Executive Officer and became chairman of our board of directors. Mr. Clayton remained an employee through June 30, 2005. In February 2006, the Compensation Committee of our board of directors awarded Mr. Clayton a $300,000 cash bonus for his work as an employee during 2005. We provide Mr. Clayton medical, dental, vision, and life insurance. In 2006, Mr. Clayton did not receive any compensation for serving on our board of directors.

How can stockholders communicate with the board of directors?

Stockholders may communicate directly with our board of directors, or specified individual directors, according to the procedures described on our website at www.sirius.com.

Our Corporate Secretary reviews all correspondence to our directors and forwards to the board a summary and/or copies of any such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review all correspondence received by us that is addressed to members of our board.

In addition, the Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by us, our board of directors and the Audit Committee regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. These procedures are available upon request.

Does SIRIUS have corporate governance guidelines and a code of ethics?

Our board of directors has adopted Corporate Governance Guidelines which set forth a flexible framework within which the board, assisted by its committees, directs our affairs. The Guidelines cover, among other things, the composition and functions of our board of directors, director independence, management succession and review, committee assignments and selection of new members of our board of directors. A copy of the Guidelines is available on our website at www.sirius.com.

Our board of directors has also adopted a Code of Ethics, which is applicable to all our employees, including our chief executive officer, principal financial officer and principal accounting officer.

Our Code of Ethics is available on our website at www.sirius.com and in print to any stockholder who requests it from our Corporate Secretary. If we amend or waive the Code of Ethics with respect to our chief executive officer, principal financial officer or principal accounting officer, we will post the amendment or waiver at this location on our website.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

The SEC rules require us to include in this proxy statement a report from the Audit Committee of our board of directors. The following report concerns the Audit Committee’s activities regarding oversight of our financial reporting and auditing process.

The Audit Committee is comprised solely of independent directors, as defined in the Marketplace Rules of the NASDAQ Global Select Market and under Securities Exchange Act Rule 10A-3(b)(1), and it operates under a written charter adopted by our board of directors. A copy of the Audit Committee’s charter is available on our website at www.sirius.com. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

The Audit Committee met nine times during 2006. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee’s meetings include regular executive sessions with our independent registered public accounting firm, without the presence of our management. The Audit Committee reviewed our key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure.

As described more fully in its charter, the purpose of the Audit Committee is to assist our board of directors in its general oversight of our financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of our consolidated financial statements; accounting and financial reporting principles; and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and our independent registered public accounting firm, nor can the Audit Committee certify that our independent registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and our independent registered public accounting firm on the basis of the information it receives, its discussions with management and our independent registered public accounting firm and the experience of the Audit Committee’s members in business, financial and accounting matters.

Among other matters, the Audit Committee monitors the activities and performance of our independent registered public accounting firm, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit services. The Audit Committee and our board of directors have ultimate authority and responsibility to select, evaluate and, when appropriate, replace our independent registered public accounting firm. The Audit Committee also reviews the results of the audit work with regard to the adequacy and appropriateness of our financial, accounting and internal controls. The Audit Committee also covers various topics and events that may have significant financial impact or are the subject of discussions between management and the independent registered public accounting firm. In addition, the Audit Committee generally oversees our internal compliance programs.

The Audit Committee has reviewed and discussed our consolidated financial statements with management and our independent registered public accounting firm. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and our independent registered public accounting firm represented that its presentations included the matters required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

Ernst & Young LLP, our independent registered public accounting firm, also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with Ernst & Young LLP the firm’s independence.

Following the Audit Committee’s discussions with management and Ernst & Young LLP, the Audit Committee recommended that our board of directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006.

Audit Committee

James P. Holden
Michael J. McGuiness
James F. Mooney, Chairman

Principal Accountant Fees and Services

The following table sets forth the fees billed to us by Ernst & Young LLP, our independent registered public accounting firm, as of and for the years ended December 31, 2006 and 2005:

	For the Years Ended
	December 31,
	2006	2005

Audit fees(1)	$937,000	$1,037,900
Audit-related fees(2)	30,000	35,000
Tax fees	—	—
All other fees	—	—

	$967,000	$1,072,900

(1)	Audit fees billed by Ernst & Young LLP in 2006 related to the audit of our annual consolidated financial statements and internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002; the review of our interim consolidated financial statements included in our Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30; and the provision of consents. Audit fees billed by Ernst & Young LLP in 2005 related to the audit of our annual consolidated financial statements and internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002; the review of our interim consolidated financial statements included in our Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30; attest services; the provision of comfort letters; and the provision of consents.

(2)	Audit-related fees billed by Ernst & Young LLP in 2006 and 2005 related to audits of employee benefit plans.

Pre-Approval Policy for Services of Independent Auditor

It is the Audit Committee’s responsibility to review and consider, and ultimately pre-approve, all audit and permitted non-audit services to be performed by our independent registered public accounting firm. In accordance with its charter, the Audit Committee has established pre-approval policies with respect to audit and permitted non-audit services to be provided by our independent registered public accounting firm. The following sets forth the primary principles of the Audit Committee’s pre-approval policies:

•	The independent registered public accounting firm is not permitted to perform consulting, legal, book-keeping, valuation, internal audit, management functions, or other prohibited services, under any circumstances;

•	The engagement of our independent registered public accounting firm, including related fees, with respect to the annual audits and quarterly reviews of our consolidated financial statements is specifically approved by the Audit Committee on an annual basis;

•	The Audit Committee reviews and pre-approves a detailed list of other audit and audit-related services annually or more frequently, if required. Such services generally include services performed under the audit and attestation standards established by regulatory authorities or standard setting bodies and include services related to SEC filings, employee benefit plan audits and subsidiary audits;

•	The Audit Committee reviews and pre-approves a detailed list of permitted non-audit services annually or more frequently, if required; and

•	The Audit Committee pre-approves each proposed engagement to provide services not previously included in the approved list of audit and non-audit services and for fees in excess of amounts previously pre-approved.

The Audit Committee has delegated to the chairman of the Audit Committee the authority to approve permitted services by the independent registered public accounting firm so long as he reports decisions to the Audit Committee at its next meeting.

All of the services covered under the captions “Audit Fees” and “Audit-Related Fees” were pre-approved by the Audit Committee.

The Audit Committee has appointed Ernst & Young LLP to audit our 2007 consolidated financial statements. Representatives of the firm will be available at the annual meeting to make a statement, if they choose, and to answer questions you may have.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Roles and Responsibilities

The primary purpose of the Compensation Committee, composed solely of independent directors, is to review our executive compensation policies and strategies and to oversee and evaluate our overall compensation structure and programs. The Compensation Committee’s responsibilities include:

•	evaluating and approving goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, and evaluating the performance of our executives against those goals and objectives;

•	determining and approving the compensation for our Chief Executive Officer;

•	evaluating and approving compensation of other executive officers;

•	evaluating and approving all grants of equity-based compensation to executive officers;

•	recommending to the board of directors the compensation policy for outside directors; and

•	reviewing performance-based and equity-based incentive plans for our Chief Executive Officer and other executive officers and reviewing other benefit programs presented to the Compensation Committee by our Chief Executive Officer.

The role of our management is to provide reviews and recommendations for the Compensation Committee’s consideration and to administer our executive compensation programs and policies including:

•	providing an ongoing review of the effectiveness of the compensation programs, including competitiveness;

•	recommending changes, if necessary, to ensure achievement of program objectives; and

•	recommending pay levels, payout and/or awards for executive officers, other than our Chief Executive Officer.

The Compensation Committee did not consult with an executive compensation expert during 2006 for executive compensation, and the Compensation Committee does not tie compensation decisions to any particular range or level of total compensation paid to executives at other companies. The Compensation Committee uses compensation consultants from time to time to assist in the development and evaluation of compensation policies and the Compensation Committee’s determinations of compensation awards. In 2006, a compensation consultant was used to asses and evaluate the compensation of our independent directors. The role of any compensation consultant is to provide independent, third-party advice and expertise in executive compensation issues as needed.

Overall Program Objectives

We strive to attract, motivate and retain high-quality executives by providing total compensation that is performance-based and competitive with the various markets and industries in which we compete for talent. We provide incentives to advance the interests of stockholders and deliver levels of compensation that are commensurate with performance. Overall, we design our executive compensation program to:

•	support our corporate strategy and business plan by clearly communicating goals and objectives to executives and by rewarding achievement;

•	retain and recruit executive talent; and

•	create a strong performance alignment with stockholders.

We seek to achieve these objectives through three key compensation elements:

•	a base salary;

•	a performance-based annual bonus (that constitutes short-term incentives), which may be paid in cash, restricted stock units, shares of stock or a combination of these; and

•	periodic grants of long-term, equity-based compensation (that constitutes longer-term incentives), such as stock options and/or restricted stock units, which may be subject to time based and/or performance-based vesting requirements.

The Compensation Committee believes that this three-part approach is consistent with programs adopted by similarly situated companies and best serves the interests of our stockholders. It enables us to meet the requirements of the competitive environment in which we operate, while ensuring that executive officers are compensated in a manner that advances both the short and long-term interests of stockholders. Under this approach, compensation for our executive officers involves a high proportion of pay that is “at risk”— namely, the annual bonus and the value of stock options and restricted stock units. Stock options and/or restricted stock units relate a significant portion of each executive’s long-term remuneration directly to the stock price appreciation realized by our stockholders.

Our executives participant in our 401(k) Savings Plan. We do not sponsor or maintain a retirement plan or deferred compensation plan for any of our employees.

In early 2006, the Compensation Committee approved an annual bonus program that was intended to achieve two principle objectives:

•	to continue to link compensation with performance, as measured at the company and individual levels; and

•	to improve our ability to reward and differentiate based on individual performance.

Compensation Considerations

In making compensation decisions with respect to each element of compensation, the Compensation Committee considers the competitive market for executives and compensation levels provided by comparable companies. The Compensation Committee from time to time reviews the compensation practices at companies with which it competes for talent, including businesses engaged in activities similar to ours, such as, entertainment companies or film, radio, television, or cable music companies, as well consumer electronics companies and publicly held businesses with a scope and complexity similar to ours. The businesses chosen for comparison may differ from one executive to the next depending on the scope and nature of the business for which the particular executive is responsible.

The Compensation Committee does not attempt to set each compensation element for each executive within a particular range related to levels provided by industry peers. Instead, the Compensation Committee uses market comparison as one factor in making compensation decisions. Other factors considered when making individual executive compensation decisions include individual contribution and performance, reporting structure, internal pay relationship, complexity and importance of roles and responsibilities, leadership and growth potential.

Executive Compensation Practices

Our practices with respect to each of the key compensation elements identified above, as well as other elements of compensation, are described below, followed by a discussion of the specific factors considered in determining key elements of the 2006 compensation for the named executive officers.

Base Salary

Purpose.  The objective of base salary is to reflect job responsibilities, value to the Company and individual performance with respect to market competitiveness.

Considerations.  In 2006, base salaries for the five executive officers named in the Summary Compensation Table were determined by employment agreements with those officers. These base salaries and the amount of any increase over these salaries were determined by the Compensation Committee based on a variety of factors, including:

•	the nature and responsibility of the position and, to the extent available, salary norms for persons in comparable positions at comparable companies;

•	the expertise of the individual executive;

•	the executives’ salary history;

•	the competitiveness of the market for the executives’ services; and

•	the recommendations of our Chief Executive Officer (except in the case of his own compensation).

Salaries are generally reviewed annually. In setting base salaries, the Compensation Committee considers the importance of linking a high proportion of the named executive officers’ compensation to performance in the form of the annual bonus, which is tied to both Company performance measures and individual performance, as well as long term stock-based compensation, which is tied to our stock price performance. The amounts set forth in the employment agreements constitute the minimum salaries.

Year 2006 Decisions.  In 2006 all of the named executive officers were employed pursuant to agreements described under “Potential Payments upon Termination or Change-in-Control — Employment Agreements”

below. The base salaries of Messrs. Karmazin, Greenstein and Frear were not changed in 2006. Effective February 1, 2006, Mr. Meyer’s base salary was increased to $800,000 and Mr. Donnelly’s base salary was increased to $400,000. These increases were based on the factors described above.

Annual Bonus for Named Executive Officers

Purpose.  Our compensation program provides for an annual bonus determined based upon performance. The objective of this program is to incentivize individuals to achieve specific goals that are intended to correlate closely with growth of stockholder value and to compensate individuals upon the achievement of such goals.

Considerations.  The annual bonus process for named executive officers typically involves three basic steps.

•	Early in each year the Compensation Committee, working with senior management, sets performance goals for the year. Performance against these goals determines overall bonus funding for the Company and our executive officers. The goals established for 2006 are discussed below under “— Year 2006 Decisions.”

•	After the end of the year, the Compensation Committee, measures our actual performance, based upon objective data, against the performance goals established at the onset of the year, as well as any relevant individual accomplishments to determine the appropriate funding relative to the target bonus. In determining the extent to which the pre-set performance goals are met for a given period, the Compensation Committee exercises its judgment whether to reflect or exclude the impact of changes in accounting principles and extraordinary, unusual or infrequently occurring events reported in our public filings and changes approved from time to time by the board of directors outside of the original plan for the year.

•	Thereafter, the Compensation Committee determines an aggregate bonus pool based upon our performance. For named executive officers (other than himself), our Chief Executive Officer recommends individual bonus amounts taking into account overall approved bonus funding and the contributions of each individual during the year. These amounts are reviewed and discussed with the Compensation Committee by our Chief Executive Officer. For the Chief Executive Officer, the Compensation Committee reviews the performance of the year and determines an appropriate bonus amount.

Under the bonus plan, the Compensation Committee has discretion as to whether annual bonuses for our named executive officers will be paid in cash, restricted stock units or a combination thereof. In general, our current practice is to pay bonuses 50% in cash and 50% in restricted stock units. Any restricted stock units that are awarded are granted under a long term incentive plan approved by our stockholders. The Compensation Committee also retains discretion, in appropriate circumstances, to grant a higher bonus, lower bonus or no bonus at all.

Year 2006 Decisions.  At the beginning of 2006, the Compensation Committee established performance goals for 2006 bonuses based on: (1) end of period subscribers, and (2) cash flow from operations with capital expenditures. For 2006, the Compensation Committee gave equal weight to each of these measures.

In setting these measures and determining the extent to which they were satisfied, the Compensation Committee excluded the impact of items (such as long term capital expenditures not anticipated in the original plan and subsequently approved by the board of directors) that it believed were not driven by the current performance of executives or that, in the Compensation Committee’s judgment, otherwise had a distorting positive or negative impact relative to the performance of executives and the established performance goals.

After the end of the year, the Compensation Committee determined that the weighted performance for these metrics exceeded the goals set at the beginning of the year.

In approving the individual awards for Messrs. Karmazin, Greenstein, Meyer, Donnelly and Frear, the Compensation Committee also took into account the following 2006 accomplishments:

•	we added 2,707,995 subscribers during 2006 (our highest increase in subscriber numbers to date);

•	our revenue increased by 162%;

•	we did not have to undertake any equity financings in 2006;

•	we achieved positive free cash flow in the fourth quarter of 2006 for the first time in our history;

•	we more than doubled the number of original equipment manufacturers’ subscribers during 2006; and

•	we entered into a variety of new and compelling programming arrangements during 2006.

As a result of these determinations, the Compensation Committee approved the bonus amounts set forth in the Summary Compensation Table.

Long-term Incentive Compensation

Purpose.  Our long-term incentive program provides a periodic award (typically annual) that is performance based. The objective of the program is to align compensation for named executive officers over a multi-year period directly with the interests of our stockholders by motivating and rewarding actions that create or increase long-term stockholder value. The level of long-term incentive compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to named executive officers and the goals of the compensation program described above.

Mix of Restricted Stock Units and Stock Options.  Our long-term incentive compensation generally takes the form of stock options and restricted stock units. The two forms of awards reward stockholder value creation in different ways. Stock options (which have exercise prices equal to the market price at the date of grant) reward named executive officers only if the stock price increases. Restricted stock units are affected by all stock price changes, so the value to named executive officers is affected by both increases and decreases in stock price.

In the case of normal annual grants, 100% of the total value of a long-term compensation award typically takes the form of stock options. In the case of new hire grants or contract renewals, some portion of the total value may also be in the form of restricted stock units.

Stock Options.  Our long-term incentive program calls for stock options to be granted with exercise prices of not less than fair market value of our stock on the date of grant and to vest proportionally over four years, if the employee is still employed by us, with rare exceptions made by the Compensation Committee. We define fair market value as the stock price on the close of business on the day of grant for existing employees and close of business the day before hire for new hires. The Compensation Committee does not expect to grant stock options with exercise prices below the market price of our common stock on the date of grant. New option grants to named executive officers normally have a term of ten years.

Vesting of Restricted Stock Units.  Restricted stock units granted as long-term incentive compensation to named executive officers generally either (1) vest proportionately on each anniversary of the grant for the first four or five years if the employee is still employed by us, or (2) vest on the fifth anniversary if the employee is still employed by us, with accelerated vesting proportionately over the first four years based on achievement of specific performance criteria. These performance-based requirements and vesting schedules do not relate to restricted stock units granted in lieu of cash under our annual bonus program because these bonus awards are already granted based on performance under the annual bonus program. Restricted stock units granted under the annual bonus program vest approximately one year after the grant date.

Stock Ownership and Holding Policy.  We do not require specific ownership or holding requirements for named executive officers.

Year 2006 Decisions.  In 2006, the long-term compensation awarded by the Compensation Committee to named executive officers under the programs described above is identified in the Grants of Plan-Based Awards Table for 2006.

Periodic Review.  The Compensation Committee intends to review both the annual bonus program and long-term incentive program annually to ensure that their key elements continue to meet the objectives described above. In determining the annual grants of restricted stock units and options, the Compensation Committee considered any contractual requirements, market data on total compensation packages and, except in the case of the Chief Executive Officer, the recommendations of the Chief Executive Officer.

Perquisites and Other Benefits

With limited exceptions, the Compensation Committee supports providing perquisites and other benefits to named executive officers that are substantially the same as those offered to our other full time employees.

Total Compensation

In making decisions with respect to any element of a named executive officer’s compensation, the Compensation Committee considers the total compensation that may be awarded to the officer, including salary, annual bonus, long-term incentives, and perquisites and other benefits. In addition, the Compensation Committee considers the other benefits to which the officer is entitled by the employment agreement, including compensation payable upon termination of employment under a variety of circumstances. In 2006, the Compensation Committee reviewed tally sheets showing the total compensation potentially payable to, and the benefits accruing to, each named executive officer. The Compensation Committee’s goal is to award compensation that is reasonable when all elements of potential compensation are considered.

Compensation of our Chief Executive Officer

In November 2004, our board of directors negotiated, and we entered into, a five-year employment agreement with Mel Karmazin to serve as our Chief Executive Officer. The material terms of Mr. Karmazin’s employment agreement are described below under “Potential Payments Upon Termination and Change-in-Control — Employment Agreements — Mel Karmazin.”

The terms of Mr. Karmazin’s employment were established by negotiations between Mr. Karmazin and members of our board of directors, including members of the Compensation Committee. The board of directors and the Compensation Committee did not retain an independent compensation consultant specifically to advise them in the negotiation of Mr. Karmazin’s compensation arrangements or to assess the reasonableness of the compensation arrangements. In assessing Mr. Karmazin’s compensation, the Compensation Committee and our board of directors evaluated:

•	Mr. Karmazin’s historical compensation; and

•	other publicly available compensation information for chief executive officers that was prepared earlier by Frederick W. Cook, Inc. at the request of the Compensation Committee as part of the process of evaluating potential compensation for Mr. Clayton if it wished to extend his employment as our Chief Executive Officer.

Our board of directors and the Compensation Committee concluded that, in their business judgment, Mr. Karmazin’s profile, qualifications and experience, particularly in radio, were uniquely suited for the Company’s needs, and that the compensation, including the base salary, stock option and restricted stock components of the compensation, was, taken as a whole, reasonable and appropriate under the circumstances.

In February 2007, the Compensation Committee awarded an annual bonus to Mr. Karmazin of $3,000,000 in recognition of his performance and our corporate performance relative to pre-set levels of individual and corporate goals. Mr. Karmazin’s bonus was paid in cash, not a combination of cash and restricted stock units. In awarding Mr. Karmazin’s bonus in cash, the Compensation Committee considered his existing compensation arrangements and the amount of our common stock currently owned by him as well as stock options and restricted shares of common stock held by him. The Compensation Committee concluded that Mr. Karmazin’s interests were already highly aligned with stockholders, and that an award of additional restricted stock was not necessary to advance other corporate interests, such as retention or alignment.

Policy with Respect to Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code places a $1 million per person limitation on the tax deduction we may take for compensation paid to our Chief Executive Officer and our four other highest paid executive officers, except that compensation constituting performance-based compensation, as defined by the Internal Revenue Code, is not subject to the $1 million limit. The Compensation Committee reserves the discretion to pay compensation that does not qualify for exemption under Section 162(m) where the Compensation Committee believes such action to be in the best interests of our stockholders.

Compensation Committee Report

The following Report of the Compensation Committee of our board of directors does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filings by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, we recommended that the board of directors include the Compensation Discussion and Analysis in this proxy statement and incorporate it by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Leon D. Black
Lawrence F. Gilberti, Chairman
Warren N. Lieberfarb

Summary Compensation Table

The following table provides information concerning total compensation earned or paid to our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers who served in such capacities as of December 31, 2006 for services rendered to us during the past fiscal year. These five officers are referred to as the named executive officers in this proxy statement.

							Change in
							Pension Value
							and Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus(1)	Awards(2)	Awards(2)	Compensation	Earnings	Compensation(3)	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Mel Karmazin Chief Executive Officer	2006	1,250,000	3,000,000	2,832,000	24,118,312	—	—	16,937	31,217,249
Scott A. Greenstein President, Entertainment and Sports	2006	700,000	400,000	2,817,260	3,153,839	—	—	17,145	7,088,244
James E. Meyer President, Sales and Operations	2006	778,396	462,500	2,918,503	1,349,806	—	—	118,396	5,627,601
Patrick L. Donnelly Executive Vice President, General Counsel and Secretary	2006	397,464	225,000	434,196	305,105	—	—	19,162	1,380,927
David J. Frear Executive Vice President and Chief Financial Officer	2006	450,000	262,500	341,244	1,394,133	—	—	16,185	2,464,062

(1)	Bonuses for Messrs. Greenstein, Meyer, Donnelly and Frear were paid 50% cash and 50% restricted stock units. The amount shown in the “Bonus” column reflects the portion of the bonus for 2006 paid in cash. The portion of the bonus paid in restricted stock units is reflected in the table “Grants of Plan-Based Awards for 2006” in the year granted, which will be the year following that for which the bonus was earned.

(2)	Amounts represent expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), disregarding estimates of forfeitures related to service-based vesting conditions. Please refer to Note 2 of the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards. These dollar amounts include amounts from awards granted in and prior to 2006.

(3)	Represents matching and profit sharing contributions by us under our 401(k) savings plan. The profit sharing contribution was $12,562 for each executive and was paid in the form of shares of our common stock. All other compensation for Mr. Meyer also includes amounts reimbursed for temporary living and travel expenses including: $54,000 for rent, $12,102 for travel, $2,928 for utilities, and $32,206 for reimbursement of taxes associated with these expenditures, in accordance with his employment agreement. Travel related expenses include airfare, taxi/car services, and other incidental travel related costs which are reimbursed based on receipts provided to the Company.

Grants of Plan-Based Awards for 2006

The following table provides information with respect to equity grants made during fiscal year 2006 to the named executive officers.

			All Other Option
		All Other Stock	Awards: Number
		Awards: Number	of Securities
		of Shares of Stock	Underlying	Exercise or Base Price	Grant Date Fair Value
		or Units(1)	Options	of Option Awards	of Stock and Option Awards
Name	Grant Date	(#)	(#)(2)	($/Sh)(3)	($)(4)
Mel Karmazin	—	—	—	—	—
Scott A. Greenstein	2/1/2006	61,296	—	—	350,000
	2/1/2006	70,053	—	—	400,003
James E. Meyer	2/2/2006	—	1,350,000	5.54	3,927,838
	4/16/2006	300,000	—	—	1,596,000
Patrick L. Donnelly	2/1/2006	35,026	—	—	199,998
	2/1/2006	—	120,000	5.71	353,630
David J. Frear	2/1/2006	39,405	—	—	225,003

(1)	The stock awards granted on February 1, 2006 represent that portion of the 2005 bonus which was paid 50% in restricted stock units. These restricted stock units vested on February 15, 2007. The stock awards granted to Mr. Meyer on April 16, 2006 vested on April 16, 2007.

(2)	Option awards granted to Messrs. Meyer and Donnelly vest proportionally over four years and have a term of 10 years.

(3)	The exercise price of each option is equal to the fair market value, or closing price, of our common stock on the date of grant.

(4)	The aggregate grant date fair value of restricted stock unit and stock option awards were computed in accordance with SFAS No. 123R. The assumptions used in the valuation are discussed in Note 2 to our audited consolidated financial statements for the year ended December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End 2006

The following table provides information with respect to the status of all unexercised options and outstanding restricted stock and restricted stock units awarded to each of the named executive officers at December 31, 2006. The grants listed in the Grants of Plan-Based Awards for 2006 table also appear in this table.

	Option Awards					Stock Awards
									Equity
									Incentive
			Equity						Plan Awards:
			Incentive Plan					Equity Incentive	Market or
			Awards:					Plan Awards:	Payout Value
	Number of	Number of	Number of					Number of	of Unearned
	Securities	Securities	Securities			Number of	Market Value	Unearned	Shares, Units
	Underlying	Underlying	Underlying			Shares or Units	of Shares or	Shares, Units or	or Other
	Unexercised	Unexercised	Unexercised			of Stock That	Units of Stock	Other Rights	Rights That
	Options	Options	Unearned	Option Exercise		Have Not	That Have not	That Have Not	Have Not
	(#)	(#)	Options	Price	Option Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)(6)	($)(7)	(#)	($)
Mel Karmazin(1)	12,000,000	18,000,000	—	4.72	11/17/2014	1,800,000	6,372,000	—	—
Scott A. Greenstein(2)	—	450,000	—	3.14	12/31/2007	317,000	1,122,180	—	—
	1,000,000	—	—	3.14	5/5/2014	300,000	1,062,000	—	—
	416,666	833,334	—	6.60	8/8/2015	61,296	216,988	—	—
James E. Meyer(3)	33,334	—	—	1.04	12/31/2007	300,000	1,062,000	—	—
	66,666			1.04	8/11/2013	70,053	247,988	—	—
	600,000	—	—	3.14	12/31/2007	—	—	—	—
	—	1,350,000	—	5.54	2/2/2016	—	—	—	—
	50,000	—	—	6.75	12/14/2011	—	—	—	—
Patrick L. Donnelly(4)	16,666	—	—	1.04	8/11/2013	35,026	123,992	—	—
	—	120,000	—	5.71	2/1/2016	—	—	—	—
	400,000	—	—	7.50	5/1/2011	—	—	—	—
	100,000	—	—	7.61	5/1/2011	—	—	—	—
David J. Frear(5)	1,150,000	—	—	1.85	8/11/2013	300,000	1,062,000	—	—
	233,333	466,667	—	6.61	8/10/2015	39,405	139,494	—	—

(1)	Outstanding equity awards for Mr. Karmazin vest proportionally over five years from the date of grant on November 18, 2004.

(2)	Outstanding equity awards for Mr. Greenstein vest as follows: unexercisable options granted at an exercise price of $3.14 vested on March 15, 2007 as a result of the satisfaction of performance targets for the year ended December 31, 2006; exercisable options granted at an exercise price of $3.14 vested immediately on the date of grant on May 5, 2004; options granted at an exercise price of $6.60 vest proportionally over three years from the date of grant on August 8, 2005; 317,000 restricted stock units vested on April 15, 2007; 300,000 restricted stock units vest on August 8, 2007; and 61,296 restricted stock units vested on February 15, 2007.

(3)	Outstanding equity awards for Mr. Meyer vest as follows: options granted at an exercise price of $1.04 vested proportionally over three years on July 1, 2004, July 1, 2005 and July 1, 2006; options granted at an exercise price of $3.14 vested either on March 15, 2006 or April 16, 2006 as a result of the satisfaction of performance targets for the year ended December 31, 2005; options granted at an exercise price of $5.54 vest proportionally over four years from the date of grant on February 2, 2006; options granted at an exercise price of $6.75 vested 50% on the date of grant on December 14, 2001 and 25% per year thereafter; 300,000 restricted stock units vested on April 16, 2007; and 70,053 restricted stock units vested on February 15, 2007.

(4)	Outstanding equity awards for Mr. Donnelly vest as follows: options granted at an exercise price of $1.04 vested proportionally over three years on July 1, 2004, July 1, 2005 and July 1, 2006; options granted at an exercise price of $5.71 vest proportionally over four years from the date of grant on February 1, 2006; options granted at an exercise price of $7.50 vested 41.25% on the date of grant on May 1, 2001, 19.75% on October 15, 2001, 19.5% on April 15, 2002 and 19.5% on October 15, 2002; options granted at an exercise price of $7.61 vested immediately on the date of grant on May 1, 2001; and 35,026 restricted stock units vested on February 15, 2007.

(5)	Outstanding equity awards for Mr. Frear vest as follows: options granted at an exercise price of $1.85 vested either proportionally over three years on July 1, 2004, July 1, 2005, and July 1, 2006, on March 15, 2004 as a result of the satisfaction of performance targets for the year ended December 31, 2003, or on March 15, 2005 as a result of the satisfaction of performance targets for the year ended December 31, 2004; options granted at an exercise price of $6.61 vest proportionally over three years from the date of grant on August 10, 2005; 300,000 restricted stock units vest on March 15, 2008 if certain performance criteria established for the fiscal year ending December 31, 2007 are met; and 39,405 restricted stock units vested on February 15, 2007.

(6)	Vesting and payment of all restricted stock units reflected above will be accelerated upon the death of the executive officer or upon a triggering event following a change in control, as defined under the Company’s stock incentive plans, or upon the occurrence of an event that triggers immediate vesting of the outstanding awards under the executive’s employment agreement.

(7)	Amount is based on the closing price of our common stock of $3.54 on December 29, 2006.

Option Exercises and Stock Vested for 2006

The following table provides information with respect to option exercises and restricted stock and restricted stock units that vested during 2006.

	Option Awards		Stock Awards
	Number of Shares Acquired		Number of Shares Acquired on
	on Exercise(1)	Value Realized on Exercise	Vesting(2)	Value Realized on Vesting
Name	(#)	($)	(#)	($)
Mel Karmazin	—	—	600,000	2,430,000
Scott A. Greenstein	1,350,000	1,430,730	670,667	3,470,649
James E. Meyer	1,300,000	1,587,740	848,512	4,441,042
Patrick L. Donnelly	1,733,334	5,476,989	1,226,914	5,480,851
David J. Frear	—	—	624,905	2,800,184

(1)	These options would have expired on December 31, 2006.

(2)	Includes the portion of the 2004 bonus that was granted as restricted stock units to all named executive officers, except Mr. Karmazin. Such restricted stock units were granted on March 7, 2005 and vested on February 28, 2006.

Potential Payments Upon Termination or Change-in-Control

Employment Agreements

We have entered into an employment agreement with each of our executive officers, which contain provisions regarding payments upon a termination of change of control.

Mel Karmazin.

In November 2004, we entered into a five-year agreement with Mel Karmazin to serve as our Chief Executive Officer. We pay Mr. Karmazin a base salary of $1,250,000 per year, and annual bonuses in an amount determined each year by the Compensation Committee of our board of directors.

Pursuant to our agreement with Mr. Karmazin, his stock options and shares of restricted stock will vest upon his termination of employment for good reason, upon his death or disability and in the event of a change in control. In the event Mr. Karmazin’s employment is terminated by us without cause, his unvested stock options and shares of restricted stock will vest and become exercisable, and he will receive his current base salary for the remainder of the term and any earned but unpaid annual bonus. In the event that any payment we make, or benefit we provide, to Mr. Karmazin would be deemed to be an “excess parachute payment” under Section 280G of the Internal Revenue Code such that he would be subject to an excise tax, we have agreed to pay Mr. Karmazin the amount of such tax and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax was not imposed.

Scott A. Greenstein.

Mr. Greenstein has agreed to serve as our President, Entertainment and Sports, through July 2009. For the fiscal year ending December 31, 2006, Mr. Greenstein’s salary was $700,000. As of February 1, 2007, we pay Mr. Greenstein an annual salary of $800,000.

If Mr. Greenstein’s employment is terminated without cause or he terminates his employment for good reason, he is entitled to receive a lump sum payment equal to (1) his base salary in effect from the termination date through July 2009 and (2) any annual bonuses, at a level equal to 60% of his base salary, that would have been customarily paid during the period from the termination date through July 2009. In the event Mr. Greenstein’s employment is terminated without cause or he terminates his employment for good reason, we are also obligated to continue his medical, dental, and life insurance benefits for eighteen months following his termination. Medical, dental, and life insurance benefits will continue through July 2009 if the time period at termination is longer than eighteen months.

If, following the occurrence of a change in control, Mr. Greenstein is terminated without cause or he terminates his employment for good reason, we are obligated to pay Mr. Greenstein the lesser of (1) four times his base salary and (2) 80% of the multiple of base salary, if any, that our Chief Executive Officer would be entitled to receive under his or her employment agreement if he or she was terminated without cause or terminated for good reason following such change in control. We are also obligated to continue Mr. Greenstein’s medical, dental, and life insurance benefits, or pay him an amount sufficient to replace these benefits, until the third anniversary of his termination date.

In the event that any payment we make, or benefit we provide, to Mr. Greenstein would be deemed to be an “excess parachute payment” under Section 280G of the Internal Revenue Code such that he would be subject to an excise tax, we have agreed to pay Mr. Greenstein the amount of such tax and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax was not imposed.

James E. Meyer.

Mr. Meyer has agreed to serve as our President, Sales and Operations, until April 16, 2007. For the fiscal year ending December 31, 2006, Mr. Meyer’s salary was $800,000. As of February 1, 2007, we pay Mr. Meyer an annual salary of $900,000. We are in discussions with Mr. Meyer regarding a new employment agreement.

Pursuant to Mr. Meyer’s previous employment agreement, in the event Mr. Meyer’s employment was terminated without cause or he terminated his employment for good reason, we were obligated to continue his medical and dental insurance benefits for eighteen months following his termination.

Pursuant to Mr. Meyer’s previous employment agreement, if, following the occurrence of a change in control, Mr. Meyer was terminated without cause or he terminated his employment for good reason, we were obligated to pay Mr. Meyer the lesser of (1) four times his base salary, and (2) 80% of the multiple of base salary, if any, that our Chief Executive Officer would be entitled to receive under his or her employment agreement if he or she was terminated without cause or terminated for good reason following such change of control. We were also obligated to continue Mr. Meyer’s medical, dental, and life insurance benefits, or pay him an amount sufficient to replace these benefits, until the third anniversary of his termination date.

In the event that any payment we made, or benefit we provided, to Mr. Meyer would be deemed to be an “excess parachute payment” under Section 280G of the United States Internal Revenue Code such that he would be subject to an excise tax, we had agreed to pay Mr. Meyer the amount of such tax and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax were not imposed.

Patrick L. Donnelly.

Mr. Donnelly has agreed to serve as our Executive Vice President, General Counsel and Secretary, through April 2007. For the fiscal year ending December 31, 2006, Mr. Donnelly’s salary was $400,000. As of February 1, 2007, we pay Mr. Donnelly an annual base salary of $450,000. We are in discussions with Mr. Donnelly regarding a new employment agreement.

If Mr. Donnelly’s employment is terminated without cause or he terminates his employment for good reason, we are obligated to pay Mr. Donnelly his annual salary and the annual bonus last paid to him and to continue his medical and life insurance benefits for one year.

In the event that any payment we make, or benefit we provide, to Mr. Donnelly would be deemed to be an “excess parachute payment” under Section 280G of the Internal Revenue Code such that he would be subject to an excise tax, we have agreed to pay Mr. Donnelly the amount of such tax and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax was not imposed.

David J. Frear.

Mr. Frear has agreed to serve as our Executive Vice President and Chief Financial Officer through July 2008. For the fiscal year ending December 31, 2006, Mr. Frear’s salary was $450,000. As of February 1, 2007, we pay Mr. Frear an annual salary of $525,000.

If Mr. Frear’s employment is terminated without cause or he terminates his employment for good reason, we are obligated to pay Mr. Frear his annual salary and the annual bonus last paid to him and to continue his medical and life insurance benefits for one year.

In the event that any payment we make, or benefit we provide, to Mr. Frear would be deemed to be an “excess parachute payment” under Section 280G of the Internal Revenue Code such that he would be subject to an excise tax, we have agreed to pay Mr. Frear the amount of such tax and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax was not imposed.

Potential Payments

If a triggering event and/or termination of employment had occurred as of December 31, 2006, we estimate that the value of the benefits under the employment agreements would have been as follows:

		Lump Sum	Accelerated	Continuation of
		Severance	Equity	Insurance
		Payment	Vesting(1)	Benefits(2)	Tax Gross-Up	Total
Name	Conditions for payouts	($)	($)	($)	($)	($)
Mel Karmazin	Upon death, disability or change in control.	—	6,372,000	—	—	6,372,000

	Termination without cause or for good reason.	4,810,274	6,372,000	—	—	11,182,274
Scott A. Greenstein	Termination without cause or for good reason.	3,066,575	—	43,503	—	3,110,078

	If following the occurrence of a change in control, termination without cause or for good reason.	1,614,032	2,581,168	52,144	—	4,247,344
James E. Meyer	Termination without cause or for good reason.	—	—	18,752	—	18,752

	If following the occurrence of a change in control, termination without cause or for good reason.	1,844,608	1,309,988	52,144	—	3,206,740
Patrick L. Donnelly	Termination without cause or for good reason.	800,000	—	12,731	—	812,731

	If following the occurrence of a change in control, termination without cause or for good reason.	800,000	123,992	12,731	—	936,723
David J. Frear	Termination without cause or for good reason.	900,000	—	12,731	—	912,731

	If following the occurrence of a change in control, termination without cause or for good reason.	900,000	1,201,494	12,731	—	2,114,225

(1)	Assumes that unvested equity would vest upon a change in control as stated in the Company’s stock incentive plans. Amounts were calculated based on the closing price of our common stock on December 29, 2006 of $3.54.

(2)	Assumes that benefits would be continued under COBRA for up to 18 months at current rates; thereafter assumes rate of two times current employer costs.

Director Compensation Table for 2006

The following table provides compensation information for the year ended December 31, 2006 for each of our non-employee directors.

					Change in
					Pension Value of
					Non-Qualified
	Fee Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards(1)(2)	Awards(1)(3)	Compensation	Earnings	Compensation(4)	Total
Name	($)	($)	($)	($)	($)	($)	($)
Joseph P. Clayton	—	1,133,666	2,258,962	—	—	11,936	3,404,564
Leon D. Black	24,000	27,200	34,997	—	—	—	86,197
Lawrence F. Gilberti	44,000	27,200	34,997	—	—	—	106,197
James P. Holden	44,000	27,200	34,997	—	—	—	106,197
Warren N. Lieberfarb	24,000	27,200	34,997	—	—	—	86,197
Michael J. McGuiness	24,000	27,200	34,997	—	—	—	86,197
James F. Mooney	44,000	27,200	34,997	—	—	—	106,197

(1)	Amounts represent expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS No. 123R, disregarding estimates of forfeitures related to service-based vesting conditions. Please refer to Note 2 of the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards. These dollar amounts include amounts from awards granted in and prior to 2006.

(2)	Messrs. Black, Gilberti, Holden, Lieberfarb, McGuiness and Mooney were each awarded 11,159 restricted stock units in 2006 with a grant date fair value of $43,520. At December 31, 2006, the aggregate number of restricted stock units outstanding for each director is as follows: Mr. Clayton 250,000; Mr. Black 47,425; Mr. Gilberti 140,672; Mr. Holden 140,672; Mr. Lieberfarb 85,397; Mr. McGuiness 78,772; and Mr. Mooney 92,070.

(3)	Messrs. Black, Gilberti, Holden, Lieberfarb, McGuiness and Mooney were each awarded 11,326 options at an exercise price of $3.90 in 2006 with a grant date fair value of $23,432. At December 31, 2006, the aggregate number of option awards outstanding for each director is as follows: Mr. Clayton 5,000,000; Mr. Black 53,451; Mr. Gilberti 83,451; Mr. Holden 93,451; Mr. Lieberfarb 53,451; Mr. McGuiness 53,451; and Mr. Mooney 53,451.

(4)	Represents payment of Mr. Clayton’s medical and dental benefits.

Directors who are employees of the Company do not receive compensation for their services as directors.

Equity Compensation Plans

The following table sets forth information as of December 31, 2006 regarding the number of shares of our common stock to be issued under outstanding options, warrants or rights, the weighted average exercise price of such outstanding options, warrants or rights, and the securities remaining available for issuance under our equity compensation plans that have been approved and not approved by our security holders.

EQUITY COMPENSATION PLAN INFORMATION

	Number of securities to be	Weighted average
	issued upon exercise of	exercise price of	Number of securities remaining
	outstanding options,	outstanding options,	available for future issuance under
	warrants or rights	warrants or rights	equity compensation plans(1)
Plan Category	(#)	($)	(#)

Equity compensation plans approved by security holders(2)	75,879,109	5.26	86,524,458
Equity compensation plans not approved by security holders	—	—	—
Total	75,879,109	5.26	86,524,458

(1)	Under the Amended and Restated Sirius Satellite Radio 2003 Long-Term Stock Incentive Plan an aggregate of 240,000,000 shares of our common stock are available for grants.

(2)	Our stockholders have approved the Amended and Restated Sirius Satellite Radio 2003 Long-Term Stock Incentive Plan, the Sirius Satellite Radio 1999 Long-Term Stock Incentive Plan, our Amended and Restated 1994 Stock Option Plan and our Amended and Restated 1994 Directors’ Nonqualified Stock Option Plan. The number of securities to be issued upon exercise includes restricted stock units which have a weighted average exercise price of $0.

ITEM 1 — ELECTION OF DIRECTORS

Our board of directors currently has eight members, all of whom are standing for re-election at this year’s annual meeting. Directors serve until the next annual meeting of stockholders or until the director is succeeded by another director who has been duly elected and qualified. Each of the nominated directors has agreed to serve if elected. However, if for some reason any of the nominees is unable to accept nomination or election, it is intended that shares represented by proxies will be voted for such substitute nominee as designated by our board of directors. Biographical information for each of the nominees is presented below.

Nominees for the Board of Directors

Leon D. Black, age 55, has been a director since June 2001. Mr. Black is one of the founding principals of Apollo Advisors, L.P., which manages investment capital on behalf of institutions. He is also the founder of Apollo Real Estate Advisors, L.P. From 1977 to 1990, Mr. Black worked at Drexel Burnham Lambert Incorporated, where he served as Managing Director, head of the Mergers & Acquisitions Group and co-head of the Corporate Department. Mr. Black is a director of United Rentals, Inc. Mr. Black is a trustee of The Museum of Modern Art, Mt. Sinai Hospital, The Metropolitan Museum of Art, Lincoln Center for The Performing Arts, Prep for Prep, The Asia Society and Dartmouth College.

Joseph P. Clayton, age 57, has served as chairman of our board of directors since November 2004 and as a director since November 2001. He served as our Chief Executive Officer from November 2001 through November 2004. Mr. Clayton served as President of Global Crossing North America, a global internet and long distance services provider, from September 1999 until November 2001. Mr. Clayton also served as a member of the board of directors of Global Crossing Ltd. from September 1999 until May 2002. From August 1997 to September 1999, Mr. Clayton was President and Chief Executive Officer of Frontier Corporation, a Rochester, New York-based national provider of local telephone, long distance, data, conferencing and wireless communications services, which was acquired by Global Crossing in September 1999. Prior to joining Frontier, Mr. Clayton was Executive Vice President, Marketing and Sales — Americas and Asia, of Thomson S.A., a leading consumer electronics company. Mr. Clayton is a member of the board of directors of Transcend

Services Inc., a trustee of Bellarmine University and a member of the advisory board of Indiana University School of Business.

Lawrence F. Gilberti, age 56, has been a director since September 1993. Since June 2000, Mr. Gilberti has been a partner in the law firm of Reed Smith LLP; from May 1998 through May 2000, he was of counsel to that firm. From August 1994 to May 1998, Mr. Gilberti was a partner in the law firm of Fischbein Badillo Wagner & Harding.

James P. Holden, age 55, has been a director since August 2001. From October 1999 until November 2000, Mr. Holden was the President and Chief Executive Officer of DaimlerChrysler Corporation, a subsidiary of DaimlerChrysler AG, one of the world’s largest automakers. Prior to being appointed President in 1999, Mr. Holden held numerous senior positions within Chrysler Corporation during his 19-year career at the Company. Since March 2007, Mr. Holden has been the Non-Executive Chairman of Meridian Automotive, a privately held auto supply company. Mr. Holden is a director of Speedway MotorSports, Inc.

Mel Karmazin, age 63, has served as our Chief Executive Officer and a member of our board of directors since November 2004. Prior to joining us, Mr. Karmazin was President and Chief Operating Officer and a member of the board of directors of Viacom Inc. from May 2000 until June 2004. Prior to joining Viacom, Mr. Karmazin was President and Chief Executive Officer of CBS Corporation from January 1999 and a director of CBS Corporation from 1997 until its merger with Viacom in May 2000. He was President and Chief Operating Officer of CBS Corporation from April 1998 through December 1998. Mr. Karmazin joined CBS Corporation in December 1996 as Chairman and Chief Executive Officer of CBS Radio and served as Chairman and Chief Executive Officer of the CBS Station Group (Radio and Television) from May 1997 to April 1998. Prior to joining CBS Corporation, Mr. Karmazin served as President and Chief Executive Officer of Infinity Broadcasting Corporation from 1981 until its acquisition by CBS Corporation in December 1996. Mr. Karmazin served as Chairman, President and Chief Executive Officer of Infinity from December 1998 until the merger of Infinity Broadcasting Corporation with Viacom in February 2001.

Warren N. Lieberfarb, age 63, has been a director since September 2003. Mr. Lieberfarb is the Chairman and Chief Executive Officer of Warren N. Lieberfarb & Associates LLC, a media, entertainment and technology consulting and investment firm. From 1984 until December 2002, Mr. Lieberfarb was President of Warner Home Video, a subsidiary of Warner Bros. Entertainment and a global leader in the creation, distribution, and marketing of theatrical motion pictures and television programming on video/DVD. Mr. Lieberfarb currently serves on the Board of Directors and Board of Trustees of the American Film Institute and chairs its Entrepreneurial Committee. He also serves on the Board of Directors and is Vice Chairman of MOD Systems, a retail systems provider enabling in-store digital signage, sampling and fulfillment of music and video content. He is currently on the University of Pennsylvania Library Board of Overseers, the Undergraduate Executive Committee of The Wharton School, and previously was a member of the University’s Board of Trustees from 2001 to 2005. Mr. Lieberfarb is also a member of the Academy of Motion Pictures Arts and Sciences.

Michael J. McGuiness, age 43, has been a director since June 2003. Mr. McGuiness is currently a private investor. From 1994 through January 2007, Mr. McGuiness was a principal and portfolio manager at W.R. Huff Asset Management Co., L.L.C. In 2005, Mr. McGuiness was instrumental in the initiation of the Huff leveraged products business and subsequently assumed the additional role of co-head of the Huff Structured Product Group. During his tenure at Huff, Mr. McGuiness also held senior analyst positions covering media, broadcasting and cable companies. Mr. McGuiness has previously served as a director of Telewest plc and Chairman of the Adelphia Communications Official Committee of Unsecured Creditors. Mr. McGuiness is a Chartered Financial Analyst.

James F. Mooney, age 52, has been a director since July 2003. Since December 2004, Mr. Mooney has been chairman of the board of directors of RCN Corporation, a provider of bundled telephone, cable and high speed internet services. Mr. Mooney is also chairman of the board of directors of Virgin Media Inc. From April 2001 to September 2002, Mr. Mooney was the Executive Vice President and Chief Operating Officer of Nextel Communications Inc., a provider of wireless communications services. From January 2000 to January 2001, Mr. Mooney was the Chief Executive Officer and Chief Operating Officer of Tradeout Inc., an asset management firm owned jointly by General Electric Capital, Ebay Inc. and Benchmark Capital. From March 1999 to January 2000, Mr. Mooney was the Chief Financial Officer/Chief Operating Officer at Baan Company, a business management software provider. From 1980 until 1999, Mr. Mooney held a number of positions with IBM Corporation, including Chief Financial Officer of the Americas.

The board of directors unanimously recommends a vote “FOR” each of the nominees.

ITEM 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The board of directors has selected Ernst & Young LLP as our independent registered public accountants for 2007. As such, Ernst & Young LLP will audit and report on our financial statements for the fiscal year ending December 31, 2007.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The board of directors unanimously recommends a vote “FOR” the ratification of Ernst & Young LLP as our independent registered public accountants for 2007.

OTHER MATTERS

Our board of directors does not intend to present, or have any reason to believe others will present, any items of business other than the election of directors and ratification of our independent registered public accountants. If other matters are properly brought before the annual meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with the recommendation of our board of directors.

By Order of the Board of Directors,

Patrick L. Donnelly
Executive Vice President,
General Counsel and Secretary

New York, New York
April 23, 2007

Corporate Information

Management

Mel Karmazin
Chief Executive Officer

Scott A. Greenstein
President, Entertainment and
Sports

James E. Meyer
President, Sales and Operations

Patrick L. Donnelly
Executive Vice President,
General Counsel and Secretary

David J. Frear
Executive Vice President
and Chief Financial Officer

Board of Directors

Joseph P. Clayton
Chairman of the Board
Sirius Satellite Radio Inc.

Leon D. Black
Director
Founding Partner
Apollo Management, L.P.

Lawrence F. Gilberti
Director
Partner
Reed Smith LLP

James P. Holden
Director
President and CEO (Retired)
DaimlerChrysler Corporation

Mel Karmazin
Director
Chief Executive Officer
Sirius Satellite Radio Inc.

Warren N. Lieberfarb
Director
Chairman
Warren N. Lieberfarb &
Associates, LLC

Michael J. McGuiness
Private Investor
Director

James F. Mooney
Director
Chairman
Virgin Media Inc. and
RCN Corporation

Executive Offices

Sirius Satellite Radio Inc.
1221 Avenue of the Americas
36th Floor
New York, New York 10020
212.584.5100
www.sirius.com

Stockholder Information

Annual Stockholders Meeting

The annual meeting of Sirius stockholders is scheduled for 9:00 a.m., New York City time, on Thursday, May 24, 2007, in The Auditorium at The Equitable Center, 787 Seventh Avenue, New York, New York 10019.

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s common stock is:

The Bank of New York

Shareholder Relations Department
P.O. Box 11258
Church Street Station
New York, New York 10286
1-800-524-4458
Shareowners@bankofny.com

Send Certificates For Transfer and Address Changes To:
Receive and Deliver Department
P.O. Box 11002
Church Street Station
New York, New York 10286
www.stockbny.com

Independent Registered Public Accounting Firm

Ernst & Young LLP
5 Times Square
New York, New York 10036

Sirius common stock is listed on The NASDAQ Global Select Market under the symbol “SIRI”.

YOUR VOTE IS IMPORTANT SIRIUS SATELLITE RADIO INC. VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK INTERNET TELEPHONE MAIL www.proxypush.com/siri 1-866-785-4033 • Go to the website address listed • Use any touch-tone telephone. • Mark, sign and date your proxy card. above. OR OR · Have your proxy card ready. • Detach your proxy card. • Have your proxy card ready. • Follow the simple recorded • Return your proxy card in the • Follow the simple instructions that instructions. postage-paid envelope provided. appear on your computer screen. If you would like to access future Proxy Statements and Annual Reports electronically, please go to https://www.giveconsent.com/siri to give your consent. This consent will remain in effect until you notify Sirius by mail that you wish to resume mail delivery of the Annual Report and Proxy Statement. 1-866-785-4033 CALL TOLL-FREE TO VOTE DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET Please Vote, Sign, Date and x Return Promptly in the Enclosed Envelope. Votes must be indicated (x) in Black or Blue ink. FOR AGAINST ABSTAIN The Board of Directors recommends a vote “FOR” each item. 1. To elect eight (8) members to the Board of Directors: 2. To ratify the appointment of Ernst & Young LLP as the Company’s registered public accountants for 2007. FOR all nominees WITHHOLD AUTHORITY to vote *EXCEPTIONS listed below for all nominees listed below Nominees: 01 — Leon D. Black, 02 - Joseph P. Clayton, 03 — Lawrence F. Gilberti, 04 — James P. Holden, 05 — Mel Karmazin, 06 — Warren N. Lieberfarb, 07 — Michael J. McGuiness and 08 — James F. Mooney To change your address, please mark this box. x (Instructions: To withhold authority to vote for any individual nominee, mark the “*Exceptions” box and write that nominee’s name in the space provided below.) To include any comments, please mark this box. x *Exceptions ___S C A N L I N E The signature on this Proxy should correspond exactly with stockholders name as printed to the left. In case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title. Date Stock Owner sign here Co-Owner sign here

SIRIUS SATELLITE RADIO INC. ADMISSION TICKET 2007 ANNUAL MEETING OF STOCKHOLDERS THURSDAY, MAY 24, 2007 9:00 A.M. TO BE HELD AT THE EQUITABLE CENTER THE AUDITORIUM 787 SEVENTH AVENUE NEW YORK, NEW YORK THIS TICKET MUST BE PRESENTED TO ENTER THE MEETING SIRIUS SATELLITE RADIO INC. Proxy Solicited on behalf of the Board of Directors of Sirius Satellite Radio Inc. The undersigned hereby appoints Patrick L. Donnelly and Ruth A. Ziegler, and each of them, proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein to vote the undersigned’s shares of Sirius Satellite Radio common stock (including any shares of common stock which the undersigned has the right to direct the proxies to vote under the Sirius Satellite Radio Inc. 401(k) Savings Plan) at the Annual Meeting of Stockholders of SIRIUS SATELLITE RADIO INC. to be held on Thursday, May 24, 2007, at 9:00 A.M., in the Auditorium at The Equitable Center, 787 Seventh Ave, New York, New York, and at any adjournments thereof upon matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed on the reverse hereof by the Stockholder. If no direction is made, this proxy will be voted FOR all nominees and FOR Proposal 2. (Continued and to be dated and signed on the reverse side) SIRIUS SATELLITE RADIO INC. P.O. BOX 11492 NEW YORK, N.Y. 10203-0492